Exhibit 10.8

Amended and Restated NON-COMPETE AGREEMENT

THIS AMENDED AND RESTATED NON-COMPETE AGREEMENT (“Agreement”) is made and entered into as of January 28, 2020, by and between EagleBank, a Maryland chartered commercial bank (the “Bank”), and Lindsey Rheaume (“Executive”).

RECITALS:

WHEREAS, the Bank currently employs Executive as Executive Vice President and Chief Lending Officer — Commercial and Industrial, memorialized in that certain second amended and restated employment agreement dated as of January 28, 2020 (the “Employment Agreement”);

WHEREAS, the parties previously entered into a supplemental agreement regarding certain rights, benefits and obligations in the event that the Bank elects to terminate Executive’s employment without cause or Executive resigns following a change in control pursuant to the Employment Agreement; and

WHEREAS, the parties desire to amend and restate such supplemental agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Employment Agreement. Executive acknowledges and agrees that this Agreement supplements the Employment Agreement, which contains provisions that are independent of this Agreement, and that the parties’ rights and obligations under the Employment Agreement are not modified or impaired by this Agreement, except to the extent expressly set forth herein. The obligations of the Bank under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon Executive’s performance of Executive’s obligations under this Agreement. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement.

2.           Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

2.1.         “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2.         “Bancorp” means Eagle Bancorp, Inc., a Maryland corporation.

2.3.         “Bank” is defined in the introduction to the Recitals. If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 7 of this Agreement.

2.4.         “Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.

2.5.         “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily limited to:

(a)               the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)               the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)               any Person established, organized, owned (in whole or in part) or controlled by any of the

(d)               foregoing; and

(e)               any predecessor, successor or assignee of any of the foregoing.

2.6.         “Board” means the Board of Directors of the Bank.

2.7.         “Code” means the Internal Revenue Code of 1986, as amended.

2.8.         “Entity” means any partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

2.9.         “Person” means any individual or Entity.

2.10.       “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

2.11.       “Termination Date” means the Termination Date under the Employment Agreement.

Other terms are defined throughout this Agreement and have the meanings so given them.

3.            Non-Competition Fee.

3.1.         Non-Compete Fee Upon Involuntary Separation by the Bank without Cause. In the event of the termination of Executive’s employment by the Bank without Cause, including without limitation, in the event of a Change in Control (both as defined in the Employment Agreement), or a resignation following a Change in Control as provided in Section 9.2(b) of the Employment Agreement (collectively, “Separation”), and provided that Executive (a) signs and delivers to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver substantially in the form attached as Exhibit A to the Employment Agreement, and that such release becomes irrevocable in accordance with its terms (the “Release Requirement”), and (b) subject to Executive’s continued compliance with Articles 3 and 4 herein, the Bank shall, with respect to a period of one (1) year following the date on which the Release Requirement is fulfilled, continue to pay Executive, monthly in arrears (on or before the last day of the month for the prior month), Executive’s Salary at the rate being paid as of the Termination Date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary) that was paid to Executive, if any, in respect of the calendar year immediately preceding the year of termination, for each month of the Restricted Period during which Executive remains in full compliance with the provisions of Articles 3 and 4 of this Agreement. No payment shall be made (a) in respect of any bonus or other compensation paid other than in cash or (b) in the event of a termination with Cause or a resignation other than pursuant to Section 9.2(b) of the Employment Agreement. Nothing in this Agreement shall affect Executive’s eligibility for payments under Section 9.3 of the Employment Agreement in accordance with the terms and conditions set forth therein.

3.2.         Failure to Sign General Release. If the Release Requirement is not timely fulfilled, Executive will have no rights to any payments under this Agreement.

3.3.         Payment Timing. Notwithstanding the foregoing: if the twenty-one (21) day period in which Executive may deliver the Release begins in one calendar year and ends in the following calendar year, the date on which payments will commence under this Article 3 as no earlier than the first day of the second calendar year within such period.

3.4.         Reporting Obligation. As a condition to receipt of any of the payments provided in this Article, the Bank may require the Executive to certify in writing that Executive is in compliance with the restrictions and obligations set forth in Article 4 hereto.

3.5.         Contingent Repayment Obligation.

(a)            In the event Executive breaches any provision of Article 4 of this Agreement, Executive’s entitlement to any payments payable pursuant to this Article 3, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach.

(b)            If the Executive’s termination was initially not for Cause but the Bank thereafter determines in good faith that, during the Term, Executive had engaged in conduct that would have constituted Cause, Executive’s entitlement to any further payments pursuant to this Article 3 shall terminate.

(c)            Nothing contained in Sections 3.5(a) and 3.5(b) herein shall relieve the Executive from his or her obligations under the non-compete covenant contained in Section 4.1(b) herein and the restrictive covenants contained in the Employment Agreement.

4.             Non-Competition.

4.1.          (a)      Executive hereby acknowledges and agrees that, during the course of Executive’s employment, Executive will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including employees’ skills, knowledge, capabilities, performance, compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as Confidential Information. Executive further acknowledges that in the course of employment with the Bank, Executive has and will become familiar with and involved in all aspects of the business and operations of the Bank Entities, as well as with confidential information of or about third parties having business dealings with the Bank Entities, including without limitation customers and prospective customers, suppliers, business partners and affiliates of the Bank. Executive further acknowledges that Executive’s services have been and shall continue to be of special, unique and extraordinary value to the Bank.

(b)      Therefore, Executive hereby covenants and agrees that commencing upon Separation and until the date one (1) year after the Termination Date (the “Restricted Period”), Executive will not (except for services performed for or on behalf of the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union or insurance company) engaged in the business of offering retail customer and commercial deposit and/or loan products.

4.2.          Exceptions; Waiver; Notice. Notwithstanding any provision hereof to the contrary, this Article 4 does not restrict Executive’s right to own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that Executive’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company and such acquisition does not violate: (A) the Code of Conduct or any other policy of the Bank, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of the Bank.

4.3.          Reasonableness. Executive acknowledges and agrees that the restrictions set forth in this Article are founded on valuable consideration, including without limitation the non-compete fees contained in this Agreement, are reasonable in duration and scope and are necessary to protect the legitimate business interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees. Executive further acknowledge that these covenants have a unique, very substantial and immeasurable value to the Bank, that Executive considers the payments hereunder to be fair and adequate compensation for the covenants made by Executive, that he or she has sufficient assets and skills to earn a reasonable and satisfactory livelihood, and that the restrictions set forth in this Agreement will not unreasonably restrain Executive’s ability to earn a livelihood. Executive acknowledges and agrees that Bank’s Confidential Information would provide significant value and unfair competitive advantages to any competitor on a nationwide basis and that a more limited duration or narrower geographic scope to the covenant would not sufficiently protect the Bank’s legitimate business interest in preserving the Confidential Information to which Executive has had access, given the national nature of financial services and the ability of other persons and entities to engage in competition with the Bank through electronic communications. Finally, Executive acknowledges that he or she fully understands the terms of this Agreement and has had an opportunity to consult with counsel of Executive’s own choosing if he or she elects to do so.

4.4.         Judicial Modification. If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 4 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that, to the extent then allowed under governing law, said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

5.            Section 409A.

5.1.         Avoidance of Imposition. It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that he or she shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he or she may become subject as a result of the payment of any amounts under this Agreement.

5.2.         Possible Delay in Payment(s). Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” at the time of Executive’s “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Executive within six (6) months following Executive’s separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B) of the Code, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier, upon Executive’s death. Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

6.            Remedies. Executive understands and agrees that money damages may not be a sufficient remedy for a breach by Executive of the provisions of Article 4 and that, in the event of any breach or threatened or attempted breach of any provision of Article 4 by Executive, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security. In the event of any litigation brought by either party to enforce rights under this Agreement, the prevailing party shall recover from the other party its reasonable attorneys’ fees and costs incurred in connection with such litigation.

7.           Assignability. Executive shall have no right to assign this Agreement or any of Executive’s rights or obligations hereunder to another party or parties. The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of the Bank. Upon any such assignment by the Bank, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context.

8.          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland within Montgomery County or in the United States District Court for the District of Maryland. Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 9 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

9.          Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a signed written confirmation of receipt for such notice either by facsimile or by any other method permitted under this Section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day). Any notice sent by United States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail. Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:	Executive, as set forth on the signature page.

To:	EagleBank
c/o Susan Riel, CEO
7830 Old Georgetown Road
Bethesda, MD 20814
Fax No.: 301-841-9872
Email: sriel@eaglebankcorp.com

cc:	EagleBank
c/o Charles Levingston, CFO
7830 Old Georgetown Road
Bethesda, Maryland 20814
Fax: 301-337-3373
Email: clevingston@eaglebankcorp.com

10.        Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the terms and conditions upon which Executive may be entitled to supplemental non-compete compensation and the non-compete covenants which may apply to Executive under the circumstances set forth herein, and supplements Section 8.4 of the Employment Agreement in the event of a Separation, which shall remain in effect and shall be applicable to Executive and given full effect without limiting in any way Executive’s obligations and the Bank’s rights under this Agreement. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

11.          Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.          Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable in whole or in part, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated, provided that if any court of competent jurisdiction shall find the provisions of Section 4.1(b) to be unenforceable, the parties agree that Section 8.4 of the Employment Agreement shall remain in effect as to Executive and he or she shall be bound thereby.

13.          Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

14.          Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

15.          Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Executive and Executive’s heirs, executors, administrators, and personal and legal representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EAGLEBANK

By:	/s/ Susan Riel 1/29/20
Name:	Susan Riel
Title:	Chief Executive Officer

Executive:

/s/ Lindsey Rheaume
Notice Address:

Fax No.